Exhibit 10.3

EXHIBIT VERSION

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (“Subordination Agreement”) dated as of September __, 2022 is by and among Hudson Bay Master Fund Ltd. (“Senior Creditor,” as hereinafter further defined), the Persons listed on Annex A hereto (collectively, “Subordinated Creditor,” as hereinafter further defined) and Cryptyde, Inc., a Delaware corporation (“Issuer,” as hereinafter further defined). Senior Creditor and Subordinated Creditor are sometimes referred to herein collectively, as “Creditors,” as hereinafter further defined.

W  I T N E S S E T H:

WHEREAS, Senior Creditor has entered into financing arrangements with Issuer pursuant to that certain Securities Purchase Agreement, dated as of January 26, 2022 (the “Securities Purchase Agreement”) by and among Senior Creditor and the Issuer, secured by certain assets and properties of Issuer and certain other guarantors and evidenced by the Senior Secured Convertible Note, dated as of May 5, 2022 (the “Senior Note”), issued by the Issuer in favor of the Senior Creditor;

WHEREAS, Subordinated Creditor, Issuer, Forever 8 Fund, LLC, a Delaware limited liability company (“Forever 8”), members of Forever 8 set forth on the signature pages thereto and Paul Vassilakos, in his capacity as seller representative, have entered into that certain Membership Interest Purchase Agreement (the “MIPA”), dated as of the date hereof, pursuant to which, among other things, Issuer has agreed to execute and deliver to Subordinated Creditor Subordinated Notes (as defined below); and

WHEREAS, each Creditor desires to enter into this Subordination Agreement to agree upon the terms of the subordination of (x) the obligations of Issuer to Subordinated Creditor to (y) the obligations of Issuer to Senior Creditor;

NOW THEREFORE, in consideration of the mutual benefits accruing to Creditors and Issuer hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINITIONS

Capitalized terms not otherwise defined herein will have the meaning given such terms in the SPA or the Senior Note, as applicable. As used above and in this Subordination Agreement, the following terms shall have the meanings ascribed to them below:

1.1 “Agreements” shall mean, collectively, the Senior Debt Agreements and the Subordinated Note Agreements.

1.2 “Claims” shall have the meaning set forth in Section 2.4(b) hereof.

1.3 “F8 Documents” shall mean the Subordinated Notes, the MIPA and the Operating Agreement, collectively.

1.4 “Insolvency Proceeding” shall mean: (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Issuer or the assets thereof; (ii) any liquidation, dissolution or other winding up of Issuer or the assets thereof, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Issuer other than any such marshaling commenced by Senior Creditor.

1.5 “Issuer” shall mean Cryptyde, Inc. and its successors and assigns, including without limitation, any receiver, trustee or debtor-in-possession on behalf of such entity or on behalf of any such successor or assign.

1.6 “Creditors” shall mean, collectively, Senior Creditor and Subordinated Creditor and their respective successors and assigns, being sometimes referred to herein individually as a “Creditor.”

1.7 “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

1.8 “MIPA” shall have the meaning given such term in the recitals hereto.

1.9 “Operating Agreement” shall mean that certain Second Amended and Restated Operating Agreement of Forever 8 dated as of the date hereof.

1.10 “Permitted Payments” shall have the meaning set forth in Section 2.2 hereof.

1.11 “Permitted Payments Date” shall mean the earlier to occur of (A) the first date on or after January 27, 2024 on which no Senior Default shall have occurred and be continuing and (B) the payment in full in cash of the Senior Debt.

1.12 “Permitted Refinancing” shall mean refinancing or replacing part or all of the entire Senior Debt with, to, by or in favor of any other lender or group of lenders that at any time refinances or replaces part or all of the Senior Debt, including for this purpose, any subsequent refinancings or replacements.

1.13 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.14 “RRA” shall mean that certain registration rights agreement dated as of January 26, 2022 by and among the Issuer and the Senior Creditor.

1.15 “Securities Purchase Agreement” shall have the meaning given such term in the recitals hereto.

1.16 “Senior Creditor” shall mean, collectively, Hudson Bay Master Fund Ltd., and all other noteholders party to the Senior Debt Agreements, along with their successors and assigns, including without limitation, any other lender or agent for a group of lenders that at any time enters into and provides a Permitted Refinancing.

1.17 “Senior Debt” shall mean all obligations, liabilities and indebtedness of any amount and of every kind, nature and description now or hereafter owing by Issuer to Senior Creditor, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before or after the commencement of any case with respect to Issuer under the U.S. Bankruptcy Code or any similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by Senior Creditor, including without limitation under the Senior Debt Agreements.

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1.18 “Senior Debt Agreements” shall mean the Securities Purchase Agreement, and all other agreements, guarantees, documents and instruments at any time executed and/or delivered by with, to or in favor of Senior Creditor by Issuer or any of its subsidiaries, including the Senior Note, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed or restated, or as may be refinanced or replaced by a Permitted Refinancing.

1.19 “Senior Default” shall mean a default (or an event which with notice or lapse of time or both would become a default) or an event of default described in a Senior Debt Agreement.

1.20 “Senior Default Notice” shall mean a written notice, given to Issuer and Subordinated Creditor, to the effect that (a) a Senior Default under a Senior Debt Agreement has occurred and is continuing; or (b) the payment of an otherwise Permitted Payment by Issuer to Subordinated Creditor would cause a Senior Default to occur by reason of a violation of this Subordination Agreement or a Senior Debt Agreement.

1.21 “Senior Liens” shall mean any liens arising out of the Senior Debt Agreements on property and interests in property of Issuer, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise.

1.22 “Senior Note” shall have the meaning given such term in the recitals hereto.

1.23 “Subordinated Creditor” shall the Persons listed on Annex A hereto and each of their respective successors and assigns, each in their capacity as a member or former member of Forever 8, under and with respect to the Subordinated Debt.

1.24 “Subordinated Debt” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by Issuer to Subordinated Creditor, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Subordinated Note Agreements, the MIPA, Issuer’s organizational documents or otherwise, in each case, whether now existing or hereafter arising, whether arising before or after the commencement of any case with respect to Issuer under the U.S. Bankruptcy Code or any similar statute (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by Subordinated Creditor.

1.25 “Subordinated Event of Default” shall mean any event of default of or under the Subordinated Debt described in the Subordinated Note Agreements, including without limitation, any event of default occurring by reason of Issuer’s non-payment of scheduled principal or interest on the Subordinated Debt.

1.26 “Subordinated Note” shall mean, collectively, those certain Convertible Promissory Notes dated as of the date hereof and attached hereto as Exhibit A issued by Issuer pursuant to the terms and conditions of the MIPA, as may hereafter, if and as permitted hereunder, be amended, modified, supplemented, extended, renewed or restated, or as may be refinanced or replaced or restructured.

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1.27 “Subordinated Note Agreements” shall mean, collectively, the Subordinated Notes and all other agreements, documents and instruments at any time executed and/or delivered by Issuer with, to or in favor of Subordinated Creditor in connection therewith or related thereto, as all of the foregoing now exist or may hereafter, if and as permitted hereunder, be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured.

1.28 “Threshold Date” shall mean the earliest date upon which any of the following shall have occurred: (A) so long as there is no Equity Conditions Failure (as defined in the Senior Note) during the Measuring Period (as defined below), the arithmetic average of the ten (10) daily VWAPs (as defined in the Senior Note) of the Common Stock exceeds $2.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction with respect to the Common Stock occurring after the date hereof) during any ten (10) consecutive Trading Day period (such ten (10) consecutive Trading Day period, the “Measuring Period”) occurring after the date the Registration Statement (as defined in the RRA) registering all of the Registrable Securities (as defined in the RRA), without allowing for any cutback pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), for resale by the Holder has been declared effective by the Securities and Exchange Commission and remains effective and available to the Holder on each day during such Measuring Period, ; (B) the Permitted Payments Date; and (C) the outstanding Conversion Amount (as defined in the Senior Note) is less than $1,000,000; provided that, in the case of any of the foregoing clauses (A), (B) or (C), the Threshold Date shall be deemed to have occurred only if at such time one or more Registration Statements (as defined in the RRA) registering all Registrable Securities (as defined in the RRA), without allowing for any cutback pursuant to Rule 415 of the Securities Act, for resale by the Holder shall have been declared effective by the SEC.

1.29 All terms defined in the Uniform Commercial Code, as amended from time to time, unless otherwise defined herein shall have the meanings set forth therein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

2. SUBORDINATION TO SENIOR DEBT.

2.1 Agreement to Subordinate.

(a) Issuer covenants and agrees, and Subordinated Creditor covenants and agrees, that: (i) in accordance with and subject to the provisions of this Subordination Agreement, the payment (whether in cash, kind or equity) of all the Subordinated Debt shall be subordinated and junior in right of payment to the prior payment in full of all of the Senior Debt; and (ii) except as expressly permitted pursuant to the terms of this Subordination Agreement, Subordinated Creditor shall not ask, demand, sue for, take, receive from Issuer, or retain by set-off or in any other manner, the whole or any part of the Subordinated Debt, or take any action to enforce Subordinated Creditor’s rights under the Subordinated Note Agreements, unless and until all of the Senior Debt shall have been fully paid and satisfied with interest. Any judgment in favor of Subordinated Creditor pursuant to any such action shall be subject to the provisions herein concerning Permitted Payments, as defined in Section 2.2 below.

(b) Senior Creditor and Issuer each acknowledges and agrees that the terms and provisions of this Subordination Agreement do not violate any term or provision of the Senior Debt Agreements.

(c) Subordinated Creditor and Issuer each acknowledges and agrees that the terms and provisions of this Subordination Agreement do not violate any term or provision of the Subordinated Note Agreements.

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2.2 Permitted Payments.

(a) Subject to the last sentence of this Section 2.2(a), with respect to the Subordinated Debt, Issuer shall be permitted to make, and Subordinated Creditor shall be permitted to receive and retain, only the following payments (the “Permitted Payments”): following the Permitted Payments Date, (x) payments of accrued interest (at a non-default rate) owed on the Subordinated Debt, when due, (y) regularly scheduled payments of principal owing under the Subordinated Note on a non-accelerated basis and (z) prepayments to the Subordinated Creditor in accordance with the terms of Section 8 of the Subordinated Note; provided, for avoidance of doubt, that Issuer shall not be permitted to make, and Subordinated Creditor shall not be permitted to receive or retain, directly or indirectly, any payments of any kind in respect of the Subordinated Debt at any time prior to the Permitted Payments Date, without the prior consent of the Senior Creditor. Notwithstanding the foregoing, no Permitted Payment shall be permitted to be made by Issuer or retained by Subordinated Creditor to the extent such Permitted Payment would be made by Issuer or received by Subordinated Creditor from and after the date on which notice of a Senior Default Notice is given in accordance with Section 4.8 ; provided, however, that, if Issuer and Subordinated Creditor shall have received a Senior Default Notice, Permitted Payments may be made by Issuer and retained by Subordinated Creditor on and after the date of the earliest to occur of: (i) the day on which the Senior Default that is the subject of such Senior Default Notice is cured or waived by Senior Creditor or (ii) payment in full in cash of the Senior Debt.

(b) Except for Permitted Payments, should any payment or distribution be transferred or made by or on behalf of the Issuer to the Subordinated Creditor or received by Subordinated Creditor in respect of the Subordinated Debt or otherwise, Subordinated Creditor shall receive and hold the same in trust, as trustee, for the benefit of Senior Creditor, segregated from other funds and property of Subordinated Creditor, and shall forthwith deliver the same to Senior Creditor (together with any endorsement or assignment of Subordinated Creditor where necessary), for application to any of the Senior Debt. In the event of the failure of Subordinated Creditor to make any such endorsement or assignment to Senior Creditor, such Senior Creditor, or any of its officers or employees, are hereby irrevocably authorized on behalf of Subordinated Creditor to make the same. Notwithstanding anything to the contrary set forth in the F8 Documents or the Subordinated Note Agreements, the Issuer shall not issue any of its Common Stock, $0.001 par value per share, or any securities convertible, exchangeable or exercisable for such Common Stock pursuant to any of the F8 Documents, the Subordinated Note Agreements or otherwise related to the F8 Documents or the Subordinated Note Agreements prior to the Threshold Date.

2.3 Limitation on Actions. Subordinated Creditor shall not have any right to exercise any rights and remedies against Issuer or any guarantor of the Subordinated Debt, to accelerate or otherwise enforce or collect upon the Subordinated Debt or any assets of Issuer, to take possession of assets of Issuer or to foreclose upon any such assets, whether by judicial action or otherwise, until after the Senior Debt has been paid in full or the consent of Senior Creditor to same has been obtained, which consent may be withheld in the sole discretion of Senior Creditor. To the extent that Subordinated Creditor is restrained by the terms of this Subordination Agreement from enforcing the terms of the Subordinated Debt, then Issuer agrees that the statute of limitations is tolled with respect to any such default and shall not begin to run until Subordinated Creditor is first entitled under the terms of this Subordination Agreement to enforce the terms of the Subordinated Debt (either as a result of the consent of Senior Creditor, which consent may be withheld in the sole discretion of Senior Creditor, or the termination of this Subordination Agreement or otherwise). Subordinated Creditor may participate in any Insolvency Proceeding not initiated by or at the request of Subordinated Creditor or any other Person acting in concert with Subordinated Creditor, provided that Subordinated Creditor retains separate counsel (at Subordinated Creditor’s expense) in such Insolvency Proceeding. In any Insolvency Proceeding, Senior Creditor shall have the right to vote with respect to the Subordinated Debt on behalf of the Subordinated Creditor, including the right to vote to accept or reject any plans of partial or complete liquidation, reorganization, composition or extension. In no event shall any Subordinated Creditor support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization) unless such plan (A) provides for the repayment in full in cash of all Senior Debt or (B) is accepted by the Senior Creditor.

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2.4 Priority and Rights in Certain Insolvency Proceedings.

(a) Insolvency Proceedings. Upon the occurrence and continuance of an Insolvency Proceeding, and until all amounts payable in respect of the Senior Debt shall have been fully paid:

(1)	No payment or distribution of assets or securities of Issuer or any guarantor of any kind or character, whether in cash, property or securities, shall be made to Subordinated Creditor in respect of the Subordinated Debt, until after the Senior Debt has been paid in full or the consent of Senior Creditor to same has been obtained, which consent may be withheld in the sole discretion of Senior Creditor; and

(2)	Subordinated Creditor hereby directs Issuer, or any other Person making any payment or distribution in respect of the property or assets of Issuer, to pay all sums payable to Subordinated Creditor, but for the provisions of clause (a)(l) of this Section 2.4, directly to Senior Creditor, or the representatives thereof, to the extent necessary to pay in full all amounts payable to Senior Creditor in respect of the Senior Debt, after taking into account any concurrent payment or distribution being made to Senior Creditor. Senior Creditor shall be entitled to receive, for application to the payment of Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Issuer being subordinated to the payment of the Subordinated Debt) which may be payable or deliverable in respect of the Subordinated Debt in any such Insolvency Proceeding.

(b) Proofs of Claim. Upon the occurrence and continuance of an Insolvency Proceeding, and until all amounts payable in respect of the Senior Debt shall have been fully paid, Subordinated Creditor hereby irrevocably authorizes and empowers Senior Creditor to make and present for and on behalf of Subordinated Creditor such proofs of claim against Issuer on account of the Subordinated Debt as Senior Creditor may deem expedient or proper, which proofs of claim have not otherwise been properly filed by Subordinated Creditor fifteen (15) days prior to the bar date for such filings (“Claims”). Senior Creditor shall, promptly upon filing thereof, deliver to Subordinated Creditor copies of each Claim filed by Senior Creditor under this Section 2.4(b). Nothing in this Subordination Agreement shall prohibit Subordinated Creditor from (i) serving on a creditors’ committee or (ii) filing any motions or pleadings or taking such other actions as may be necessary or desirable with respect to any claim in an Insolvency Proceeding that is not inconsistent with this Subordination Agreement.

(c) Right to Rely on Court Orders. Upon any payment or distribution of assets or securities referred to in this Section 2.4, Subordinated Creditor shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such proceeding is pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to Subordinated Creditor for the purpose of ascertaining the person or entities entitled to participate in such distribution, Senior Debt and other indebtedness of Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or this Section 2.4 of this Subordination Agreement.

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2.5 Subordinated Excess Payments. To the extent any payment or distribution to which Subordinated Creditor would otherwise have been entitled but for the provisions of this Subordination Agreement shall have been applied, pursuant to the provisions of this Subordination Agreement, to the payment of all amounts payable in respect of Senior Debt, then and in such case Subordinated Creditor shall be entitled to receive from Senior Creditor such payments or distributions received by Senior Creditor in excess of the amount sufficient to pay the Senior Debt in full and satisfied with interest, and Subordinated Creditor shall be subrogated to the rights and interests of Senior Creditor, as set forth in Section 2.7, 2.8 and 2.9.

2.6 Relative Priority of Liens. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of the Senior Liens, the UCC or any other applicable law or any defect or deficiencies in, or failure to perfect or lapse in perfection of, the Senior Liens, or any terms of the Subordinated Loan Documents or of the Senior Loan Documents, the parties hereto agree that the Senior Liens shall be senior in all respects and prior to the liens securing the Subordinated Debt (to the extent Subordinated Creditor has any security interest or Lien) until such time as the Senior Debt has been paid in full including interest. The Subordinated Debt shall not be secured by any property or interest in property of Issuer.

2.7 Continuing Nature of Subordination. This Subordination Agreement shall be effective and may not be terminated or otherwise revoked by Subordinated Creditor until all Senior Debt shall have been fully paid and satisfied with interest and all financing arrangements between Senior Creditor and Issuer shall have been terminated. In the event that Subordinated Creditor shall have any right under applicable law to terminate or revoke this Subordination Agreement, which right cannot be waived, such termination or revocation shall not be effective until notice of such termination or revocation, signed by Subordinated Creditor are actually received by Senior Creditor by written notice given in accordance with this Subordination Agreement. In the absence of such non-waivable right to revoke or terminate, this Subordination Agreement is a continuing agreement of subordination, and Senior Creditor may continue, at any time and without notice to Subordinated Creditor to extend credit or other financial accommodations and loan monies to or for the benefit of Issuer on the faith hereof subject to the terms of Section 2.10 hereof. Any termination or revocation described hereinabove shall not affect this Subordination Agreement in relation to: (a) any of the Senior Debt that arose prior to receipt of the above-referenced notice of revocation or termination or (b) any of the Senior Debt created after receipt thereof, if such Senior Debt was incurred pursuant to Senior Creditor’s committed financing arrangements with Issuer and/or for the purpose of protecting any assets of Issuer securing the Senior Debt.

2.8 Subordination Not Affected by Additional Agreements. Senior Creditor, at any time and from time to time, may enter into such agreements with Issuer or any guarantors of the Senior Debt as Senior Creditor may deem proper altering the terms of all or any of the Senior Debt or affecting the security underlying any or all Senior Debt, and may exchange, sell, release, surrender or otherwise deal with any such security, without in any way thereby impairing or affecting this Subordination Agreement.

2.9 Certain Notices. Subordinated Creditor agrees to promptly give Senior Creditor written notice of (i) any Subordinated Event of Default; (ii) any notice given to Issuer with respect to any matter that could result in a Subordinated Event of Default; (iii) the cure or waiver of any Subordinated Event of Default; (iv) the transfer, assignment, sale or other disposition of all or any portion of the Subordinated Debt; and (v) the amendment or modification of, or supplement to, any agreement, document or instrument related to the Subordinated Debt (such notice to include copies of all related agreements, documents and instruments). Issuer hereby authorizes and consents to Subordinated Creditor sending any such notices and other information to Senior Creditor.

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2.10 Modifications to Subordinated Debt. The subordination provisions contained in this Subordination Agreement are for the benefit of Senior Creditor and neither such provisions nor the terms of the Subordinated Debt may be rescinded, canceled, amended or modified in any way without the prior written consent thereto executed by Senior Creditor; provided, however, that without the written consent of Senior Creditor, Subordinated Creditor may amend, modify or supplement the terms of payment of the Subordinated Debt, or otherwise modify the other terms of the Subordinated Note Agreements unless the effect of such amendment or modification is to (i) increase the rate of interest on the Subordinated Debt payable to Subordinated Creditor prior to the payment in full of the Senior Debt; (ii) increase the amount of any scheduled principal repayment or increase the frequency of principal repayments or increase the principal amount owing under the Subordinated Note Agreements; (iii) shortening the dates upon which payments of principal or interest are due on any portion of the Subordinated Debt; (iv) make the covenants and events of default contained therein more restrictive; or (v) amend or otherwise make adjustments to the Subordinated Note other than to account for any post-closing adjustments in strict adherence to the provisions of the MIPA. In addition, Subordinated Creditor may, without the consent of Senior Creditor, waive defaults, extend the maturity of the Subordinated Debt and enter into other amendments, modifications or supplements, the effect of which is to make the terms of the Subordinated Debt less restrictive on the Issuer than prior to such amendment, modification or supplement.

2.11 Subrogation. Subordinated Creditor shall have no rights of subrogation against the Issuer or any other guarantor of the Subordinated Debt or any security therefor, unless and until all of the Senior Debt has been paid and satisfied in full.

3. REPRESENTATIONS AND WARRANTIES.

3.1 Additional Senior Creditor Representations. Any Senior Creditor which is a party hereto hereby represents and warrants to Subordinated Creditor, with respect to its Senior Debt, that:

(a) the execution, delivery and performance of this Subordination Agreement by Senior Creditor is within the powers of such Senior Creditor, has been duly authorized by Senior Creditor, and does not contravene any law, any provision of any Senior Debt Agreement or any agreement to which Senior Creditor is a party or by which it is bound;

(b) this Subordination Agreement constitutes the legal, valid and binding obligations of Senior Creditor, enforceable against Senior Creditor in accordance with its terms and shall be binding on it;

(c) as of the date hereof, Senior Creditor is the exclusive legal and beneficial owner of all of the Senior Debt; and

(d) as of the date hereof, the Senior Debt is not subject to any lien, security interest, financing statements, subordination, assignment or other claim, except as contemplated in the Senior Debt Agreements.

3.2 Additional Representations of Subordinated Creditor. Subordinated Creditor hereby represents and warrants to Senior Creditor that:

(a) the execution, delivery and performance of this Subordination Agreement by Subordinated Creditor is within the powers of Subordinated Creditor and does not contravene any law, any provision of any of the Subordinated Note Agreements or any agreement to which Subordinated Creditor is a party or by which it is bound in respect of the Subordinated Note;

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(b) this Subordination Agreement constitutes the legal, valid and binding obligation of Subordinated Creditor, enforceable against Subordinated Creditor in accordance with its terms and shall be binding on it;

(c) as of the date hereof, no default or event of default, or event that with notice or passage of time or both would constitute an event of default, exists or has occurred under the Subordinated Note Agreements;

(d) as of the date hereof, Subordinated Creditor is the exclusive legal and beneficial owner of all of the Subordinated Debt;

(e) as of the date hereof, the Subordinated Note is not subject to any lien, security interest, financing statements, subordination, assignment or other claim; and

(f) attached hereto as Exhibit A is a true and complete copy of the Subordinated Note.

4. MISCELLANEOUS

4.1 Transfer of Claims. Subordinated Creditor shall not sell, assign, or otherwise transfer, in whole or in part, any of the Subordinated Debt or any interest therein, unless such sale, assignment or transfer is made expressly subject to and the transferee becomes bound by the terms of this Subordination Agreement applicable to such Subordinated Debt.

4.2 Information Concerning Financial Condition. Each of Senior Creditor and Subordinated Creditor hereby assumes responsibility for keeping itself informed of the financial condition of Issuer, any and all endorsers and any and all guarantors of the Senior Debt, the Subordinated Debt and of all other circumstances bearing upon the risk of non-payment of the Senior Debt or the Subordinated Debt that diligent inquiry would reveal. In the event that any Creditor, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to another Creditor, the Creditor so providing information shall be under no obligation: (i) to provide any such information to the other Creditor on any subsequent occasion; (ii) to undertake any investigation not a part of such Creditor’s regular business routine; or (iii) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such Creditor wishes to maintain confidential. Upon the occurrence and continuance of either a Subordinated Event of Default or a Senior Default, Issuer hereby expressly authorizes Creditors to discuss with each other, and provide to each other, any and all information concerning Issuer and its financial condition.

4.3 CONSENT TO JURISDICTION; WAIVERS. SUBORDINATED LENDER, ISSSUER AND SENIOR LENDER WHICH ARE PARTIES HERETO EACH CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. THE PARTIES WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM, AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED BELOW. EACH OF THE PARTIES WAIVES TRIAL BY JURY, ANY OBJECTION BASED UPON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION 4.3 SHALL AFFECT THE RIGHT OF THE PARTIES TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE PARTIES TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

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4.4 No Waiver. No failure to exercise or no delay in exercising, on the part of Senior Creditor or Subordinated Creditor, any right, power or privilege under the Senior Debt Agreements, and/or the Subordinated Note Agreements, as the case may be, shall operate as a waiver thereof, nor shall any single or partial exercise by Senior Creditor or Subordinated Creditor of any right, power or privilege under the Senior Debt Agreements and/or the Subordinated Note Agreements, as the case may be, preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to the terms of this Subordination Agreement, each Creditor agrees that the other Creditors shall be entitled to manage and supervise their financial accommodations to Issuer in accordance with each Creditor’s usual practices, modified from time to time as it deems appropriate under the circumstances and in accordance with the terms of this Subordination Agreement, without regard to the existence of any rights that any Creditor may now or hereafter have in or to any of the assets of Issuer. Subject to the obligations under this Subordination Agreement, neither Senior Creditor nor Subordinated Creditor shall have any liability to any of the others for, and each waives any claim which it may now or hereafter have against any of the others arising out of, any and all actions which such Senior Creditor or Subordinated Creditor, as the case may be, in good faith, takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in collateral, actions with respect to the occurrence of an “Event of Default” under the Senior Debt Agreements or the Subordinated Note Agreements, as the case may be, actions with respect to the foreclosure upon, sale, release of, depreciation of or failure to realize upon, any of such collateral, and actions with respect to the collection of any claim for all or any part of the Senior Debt or the Subordinated Debt, as the case may be, from any account debtor, guarantor or any other party or the valuation, use, protection or release of the collateral).

4.5 GOVERNING LAW. THIS SUBORDINATION AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS OR ANY OTHER PRINCIPLE THAT COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

4.6 Amendments. Any waiver, permit, consent or approval by any of Creditors of or under any provision, condition or covenant to this Subordination Agreement must be in writing and shall be effective only to the extent it is set forth in writing, signed by the applicable Creditor, and as to the specific facts or circumstances covered thereby. Any amendment of this Subordination Agreement must be in writing and signed by each of the parties to be bound thereby.

4.7 Successors and Assigns.

(a) This Subordination Agreement shall be binding upon the Issuer and each Creditor and their respective legal representatives, successors and assigns and shall inure to the benefit of each Creditor and its legal representatives, successors and assigns.

(b) In connection with any assignment or transfer of any or all of the Senior Debt or the Subordinated Debt, as the case may be, or any or all rights of any Creditor in the property of Issuer, each Creditor agrees to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any third person who provides a Permitted Refinancing.

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4.8 Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed duly given, made or received: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if mailed by certified mail, return receipt requested, five (5) days after mailing to the parties at their addresses set forth below (or to such other addresses as the parties may designate in accordance with the provisions of this Section):

To Senior Creditor:	c/o Hudson Bay Capital Management LP 28 Havemeyer Place 2nd Floor Greenwich, CT 06830 Attention: DI Team Facsimile: (212) 571-1279 E-mail: investments@hudsonbaycapital.com

with a copy to:	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com

To Subordinated Creditor:	At the addresses set forth on the Subordinated Creditor signature pages hereto.

To Issuer:	Cryptyde, Inc. 200 9th Avenue North, Suite 220 Safety Harbor, Florida 34695 Attention : Phillip McFillin Telephone: (727) 287-3843 E-mail : pmc@cyptyde.com

with a copy to:	Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Attention: Rick Werner Telephone: (212) 659-4974 E-Mail: rick.werner@haynesboone.com

Any of the above Creditors may change the addresses to which all notices, requests and other communications are to be sent by giving written notice of such address change to Issuer and each other Creditor in conformity with this Section 4.8, but such change shall not be effective until notice of such change has been received by Issuer and the other Creditors.

4.9 Counterparts. This Subordination Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument. This Subordination Agreement may be executed by the parties hereto by electronic transmission, and any counterpart so executed by electronic transmission shall be deemed to be an original hereof.

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4.10 Complete Agreement. This written Subordination Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement and supersedes all prior agreements and understandings and all contemporaneous oral agreements and understandings relating to the subject matter hereof.

4.11 No Third Parties Benefited. This Subordination Agreement is solely for the benefit of the Creditors and their respective successors, participants and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Subordination Agreement.

4.12 Term. This Subordination Agreement is a continuing agreement and shall remain in full force and effect until the satisfaction in full of all of the Senior Debt.

5. CONDITIONS TO EFFECTIVENESS

5.1 Effectiveness. This Subordination Agreement shall become effective only upon satisfaction in full of the following conditions precedent:

(a) No Senior Default shall have occurred and be continuing; and

(b) The Senior Creditor shall have received this Subordination Agreement, duly executed and delivered by itself, each Subordinated Creditor and the Issuer.

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IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed as of the day and year first above written.

SUBORDINATED CREDITOR:

[_______________________]

By:
Name:
Title:

ADDRESS FOR NOTICES:

[Address]
[Address]
[Address]

Attention: [____________]
Telephone: [____________]
Fax: [____________]
E-mail : [____________]

[Subordination Agreement]

SENIOR CREDITOR:

HUDSON BAY MASTER FUND LTD.

By:
Name:
Title:

[Subordination Agreement]

ISSUER:

CRYPTYDE, INC.

By:
Name:	Brian McFadden
Title:	President and Chief Executive Officer

[Subordination Agreement]

Annex A

Subordinated Creditors

●	Each member of Forever 8 set forth on the signature pages of the MIPA

●	Paul Vassilakos, as seller representative

Exhibit A

Subordinated Note

See Attached.

[Subordination Agreement]